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                                                                   EXHIBIT 2.0


                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 11, 1997 by and among Urohealth Systems, Inc., a Delaware corporation ("USI"), Urohealth Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of USI ("USI SUB"), and Microsurge, Inc, a Delaware corporation ("MSI"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company." USI Sub and MSI are sometimes referred to herein as the "Constituent Corporations" or individually as a "Constituent Corporation."

            WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that MSI be acquired by, and become a wholly-owned subsidiary of USI, and in furtherance thereof, the Boards of Directors of the Constituent Corporations have approved, as applicable, the merger of USI Sub with and into MSI, upon the terms and subject to the conditions set forth herein (the "MERGER"); and

            WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of the Merger, USI Sub shall be merged with and into MSI, with MSI being the surviving corporation in the Merger (the "SURVIVING CORPORATION") and the separate existence of USI Sub shall thereupon cease. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time of the Merger, the Surviving Corporation shall be a wholly-owned subsidiary of USI.

            1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger of MSI and USI Sub, which filing shall be made on the Closing Date (as defined below). When used in this Agreement, the term "EFFECTIVE TIME" with respect to the Merger shall mean the date and time at which the Certificate of Merger is successfully filed.



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                                   ARTICLE II
                        USI AND THE SURVIVING CORPORATION

            2.1 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of USI Sub, which is attached hereto as Exhibit A (except that the name of the corporation set forth therein shall be changed to the name of MSI).

            2.2 Bylaws of the Surviving Corporation. The Bylaws of USI Sub as in effect at the Effective Time, which are attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation of the Merger until thereafter amended in accordance their terms or with applicable law (except that the name of the corporation set forth therein shall be changed to the name of MSI).

            2.3   Directors and Officers of the Surviving Corporation.

                  (a) The directors of USI Sub at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of USI Sub at the Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE III
                              CONVERSION OF SHARES

            3.1   Exchange Ratios.

            (a)   Definitions:

            "Common Stock Preference Per Share" shall be the quotient, (i) the numerator of which is the positive number, if any, equal to (M) the Net Merger Consideration less (N) the number equal to the sum of each Series' Preference Per Share multiplied by the Outstanding Preferred Shares of that Series and (ii) the denominator of which is the number equal to (X) the number of Outstanding Common shares of Common Stock, $0.001 par value per share, of MSI ("MSI COMMON STOCK") plus (Y) the number of Outstanding Participating Preferred Shares.



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            "Exercise Proceeds Amount" shall mean the amount, if any, equal to net proceeds received by MSI on or prior to the Effective Date from the exercise of the Series C Senior Convertible Preferred Stock Purchase Warrants issued to each of Edward H. Kenerson on May 24, 1993, Thomas Valeo on May 24, 1993, Richard Trull on May 24, 1993, Thomas Valeo on November 14, 1994, Richard Trull on November 14, 1994, Edward H. Kenerson on December 6, 1995, H.C. Wainwright and Co., Inc. on December 6, 1995 and Comdisco, Inc. on June 17, 1993; and the Series D Senior Convertible Preferred Stock Purchase Warrants issued to each of Comdisco, Inc. on September 12, 1994 and H.C. Wainwright and Co., Inc. on June 29, 1994 (collectively, the "PREFERRED STOCK WARRANTS").

            "Investment Banker Fee" shall for purposes of this Section be $950,000.

            "Merger Consideration" for the issued and outstanding shares of capital stock of MSI (collectively, "MSI SHARES") (other than the Excluded Shares as defined in Section 3.6 below and MSI Shares held by USI or any subsidiary of USI, if any) shall be Thirty Eight Million Three Hundred Thousand Dollars ($38,300,000) plus the Exercise Proceeds Amount, if any.

            "Net Merger Consideration" shall be an amount equal to the Merger Consideration less the Investment Banker Fee, less the Repayment of Indebtedness Amount.

            "Original Issue Date" shall mean March 12, 1991 with respect to the Series A Preferred Stock, December 17, 1991 with respect to the Series B Preferred Stock, December 2, 1992 with respect to the Series C Preferred Stock, June 29, 1994 with respect to the Series D Preferred Stock and September 18, 1995 with respect to the Series E Preferred Stock and shall mean the dates of issuance, if at all, with respect to the Series C Preferred Stock and the Series D Preferred Stock issued upon exercise of any of the Preferred Stock Warrants.

            "Preferred Stock" shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of MSI.

            "Repayment of Indebtedness Amount" shall be an amount equal to the sum of unpaid principal and accrued and unpaid interest due thereon through the Closing Date on (i) that certain Security and Loan Agreement, dated as of October 28, 1996, by and between Imperial Bank and MSI, as amended by the Addendum to Security and Loan Agreement, dated as of October 28, 1996, and the Modification Agreement, dated January 30, 1997; (ii) that certain Note, dated October 28, 1996, issued by MSI in favor of Imperial Bank in the original principal amount of $2,000,000, as amended by First Amendment to Note, dated as of January 30, 1997; (iii) that certain Supplemental Fee Note, dated as of January 30, 1997, issued by MSI in favor of Imperial Bank; and (iv) each of the Convertible Subordinated Notes Due August 28, 1997 (the



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"CONVERTIBLE SUBORDINATED NOTES"), issued by MSI pursuant to the Credit
Agreement, dated as of February 28, 1996, by and among MSI and the Lenders (as defined therein).

            "Series A Preference Per Share" shall be an amount equal to $1.00 per Outstanding Preferred Share of Series A Senior Convertible Preferred Stock, $0.001 par value per share, of MSI ("SERIES A PREFERRED STOCK") increased by $0.10 per Outstanding Preferred Share of Series A Preferred Stock on each anniversary of the Original Issue Date up to the Effective Time.

            "Series B Preference Per Share" shall be an amount equal to $3.00 per Outstanding Preferred Share of Series B Senior Convertible Preferred Stock, $0.001 par value per share, of MSI ("SERIES B PREFERRED STOCK") increased by $0.30 per Outstanding Preferred Share of Series B Preferred Stock on each anniversary of the Original Issue Date up to the Effective Time.

            "Series C Preference Per Share" shall be an amount equal to $2.37 per Outstanding Preferred Share of Series C Senior Convertible Preferred Stock, $0.001 par value per share, of MSI ("SERIES C PREFERRED STOCK") plus an amount equal to all dividends accrued and unpaid from the Original Issue Date through the Effective Date at an annual rate of $0.237 per Outstanding Preferred Share of Series C Preferred Stock.

            "Series D Preference Per Share" shall be an amount equal to $2.75 per Outstanding Preferred Share of Series D Senior Convertible Preferred Stock, $0.001 par value per share, of MSI ("SERIES D PREFERRED STOCK") plus an amount equal to all dividends accrued and unpaid from the Original Issue Date through the Effective Date at an annual rate of $0.275 per Outstanding Preferred Share of Series D Preferred Stock.

            "Series E Preference Per Share" shall be an amount equal to $2.75 per Outstanding Preferred Share of Series E Senior Convertible Preferred Stock, $0.001 par value per share, of MSI ("SERIES E PREFERRED STOCK") plus an amount equal to all dividends accrued and unpaid from the Original Issue Date through the Effective Date at annual rate of $0.275 per Outstanding Preferred Share of Series E Preferred Stock.

      (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

      (i) Each share of each series of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares as defined in Section 3.6 below, shares of Preferred Stock held by USI or any subsidiary of USI, if any, and shares of Preferred Stock held in MSI's treasury) (each, an "OUTSTANDING PREFERRED SHARE" and collectively, the "OUTSTANDING PREFERRED SHARES") shall be converted into and represent the right to receive, subject to the provisions of the Escrow Agreement, such number of shares (or



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such fraction thereof) of common stock, $0.001 par value per share, of USI ("USI
SHARES") in accordance with the applicable series conversion ratio, determined as follows:

                   (X) Each outstanding Preferred Share of a particular Series shall be converted into the right to receive a number of USI Shares equal to the fraction, (A) the numerator of which is the Series' Preference Per Share (including, in the case of the Series C Preferred Stock and Series D Preferred Stock, each such Series' Preference Per Share, if any, attributable to Series C Preferred Stock and Series D Preferred Stock issued upon exercise of the Preferred Stock Warrants) and (B) the denominator of which is the average of the closing prices of a USI Share on The Nasdaq Stock Market National Market for the period beginning five trading days prior to, and ending five trading days after, the date hereof; and


                   (Y) The Outstanding Preferred Shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (the "PARTICIPATING PREFERRED Stock") shall represent the additional right to receive, subject to the provisions of the Escrow Agreement, such number (or such fraction thereof) of additional USI Shares in accordance with the MSI Common Stock conversion ratio as determined in the following paragraph.

            (ii) Each share of MSI Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares as defined in Section 3.6 below, shares of MSI Common Stock held by USI or any subsidiary of USI, if any, and shares of MSI Common Stock held in MSI's treasury) (each, an "OUTSTANDING COMMON SHARE" and collectively, the "OUTSTANDING COMMON SHARES") and each share of Participating Preferred Stock (appropriately adjusted to reflect the 0.644-for-1 reverse stock split of MSI Common Stock effected on June 17, 1996) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares as defined in Section 3.6 below, shares of Participating Preferred Stock held by USI or any subsidiary of USI, if any, and shares of Participating Preferred Stock held in MSI's treasury) (each, an "OUTSTANDING PARTICIPATING PREFERRED SHARE" and collectively, the "OUTSTANDING PARTICIPATING PREFERRED SHARES") shall be converted into and represent the right to receive, subject to the provisions of the Escrow Agreement, such number of shares (or such fraction thereof) of USI Shares in accordance with the MSI Common Stock conversion ratio, determined as follows:

      Each Outstanding Common Share and each Outstanding Participating Preferred Share shall be converted into the right to receive a number of USI Shares equal to the fraction, (A) the numerator of which is the Common Stock Preference Per Share and (B)



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      the denominator of which is the average of the closing prices of a USI
      Share on The Nasdaq Stock Market National Market for the period beginning five trading days prior to, and ending five trading days after, the date hereof.

                  (c) At the Effective Time, all MSI Shares (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any MSI Shares shall thereafter represent the right to receive the USI Shares into which such MSI Shares have been converted and any cash in lieu of fractional shares to be paid in accordance with Section 3.4. Certificates representing MSI Shares shall be exchanged for certificates representing whole USI Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time, USI or MSI should split or combine the MSI Shares or the USI Shares, or pay a stock dividend or other stock distribution in MSI Shares or USI Shares, then the Exchange Ratios will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

                  (d) Each MSI Share held in the treasury of MSI and each such MSI Share held by USI or any subsidiary of USI immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no USI Shares shall be issued in exchange therefor. All USI Shares owned by MSI shall become treasury stock of USI.

                  (e) Each share of Common Stock of USI Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

            3.2   Exchange of Shares.

                  (a) Prior to the Effective Time, USI shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). As of the Effective Time, USI shall deposit, or shall cause to be deposited, with the Exchange Agent for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the USI Shares issuable pursuant to Section 3.1 in exchange for outstanding MSI Shares (other than certificates representing Excluded Shares or shares to be cancelled in accordance with Section 3.1 (d)), together with any cash in lieu of fractional shares, and any dividends or distributions with a record date on or after the Effective Time with respect to MSI Shares which have not been surrendered as of the time of payment thereof. No later than the Effective Time, USI shall make available, and each holder of MSI Shares (other than Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such MSI Shares for cancellation, the Merger Consideration, plus any dividends or distributions with a record date on or after the Effective Time with respect to



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the USI Shares. The USI Shares into which the MSI Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding MSI Shares (the "CERTIFICATES") whose MSI Shares were converted into USI Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as USI and MSI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration with respect to the Certificates, plus any dividends or distributions with a record date on or after the Effective Time with respect to the USI Shares.

                  (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, USI will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Certificate, plus any dividends or distributions with a record date on or after the Effective Time with respect to the USI Shares. When authorizing such issuance in exchange therefor, the transfer agent for the USI Shares may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give USI a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against USI with respect to the certificate alleged to have been lost, stolen or destroyed.

            3.3 Dividends; Transfer Taxes. No dividends or other distributions that are declared on USI Shares will be paid to persons entitled to receive certificates representing USI Shares until such persons surrender their Certificates in accordance with Section 3.2. Upon such surrender, there shall be paid to the person in whose name the certificates representing such USI Shares shall be issued any dividends or distributions which shall have become payable with respect to such USI Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest on such dividends or distributions. If any certificates for any USI Shares are to be issued in a name other than that in which the Certificate representing MSI Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such USI Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing,




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neither the Exchange Agent nor any party hereto shall be liable to a holder of
MSI Shares for any USI Shares or dividends or distributions thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

            3.4 No Fractional Securities. No certificates or scrip representing fractional USI Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of USI following the Effective Time shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of MSI Shares who would otherwise have been entitled to a fraction of a USI Share upon surrender of Certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average of the closing prices for a USI Share on The Nasdaq Stock Market National Market for period beginning the five trading days prior to, and ending five trading days after, the date hereof.

            3.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of MSI shall be closed and no transfer of MSI Shares shall thereafter be made. If, after the Effective Time, certificates representing MSI Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing USI Shares in accordance with the terms hereof. At and after the Effective Time, the holders of MSI Shares to be exchanged for USI Shares pursuant to this Agreement shall cease to have any rights as stockholders of MSI except for the right to surrender such stock certificates in exchange for the Merger Consideration as provided hereunder.

            3.6 Dissenting Shares. Notwithstanding the foregoing, if holders of MSI Shares are entitled to dissent from the Merger and demand appraisal of any such MSI Shares in accordance with the provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("DISSENTING HOLDERS"), any MSI Shares held by a Dissenting Holder as to which appraisal has been so demanded ("EXCLUDED SHARES") shall not be converted into the right to receive the Merger Consideration, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGCL; provided, however, that each MSI Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such MSI Shares, in either case pursuant to the DGCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration.

            3.7 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, at 9:00 a.m., local time, on the first business day (the "CLOSING DATE")



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after the later of (a) the day on which the stockholder's actions referred to in
Section 7.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.

            3.8 Actions at the Closing. At the Closing, (a) MSI shall deliver to USI and USI Sub the various certificates, instruments and documents referred to in Section 8.2., (b) USI and USI Sub shall deliver to MSI the various certificates, instruments and documents referred to in Section 8.3, (c) MSI and USI Sub shall file the Certificate of Merger with the Delaware Secretary of State, and (d) USI shall make arrangements to repay the Repayment of Indebtedness Amount, except for the Convertible Subordinated Debentures which shall be assumed by USI, and the Investment Bankers Fee.

            3.9 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of any Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of any Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF USI
                                   AND USI SUB

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to MSI, USI or USI Sub, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries of such party.

         USI and USI Sub, jointly and severally, represent and warrant to MSI, except as disclosed to MSI in writing prior to the execution of this Agreement, as follows:



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         4.1 Organization. Each of USI and USI Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and presently proposed to be conducted. Each of USI and USI Sub is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on USI. Each corporate subsidiary of USI or USI Sub is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and presently proposed to be conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified would not have a Material Adverse Effect.

         4.2 Capitalization. As of the date hereof, the authorized capital stock of USI and USI Sub is as set forth in Schedule 4.2 hereto. As of the date hereof, the number of shares of capital stock of USI and USI Sub which are issued and outstanding is as set forth in Schedule 4.2 hereto. All of the issued and outstanding shares of USI and USI Sub are validly issued, fully paid and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of USI, the Certificate of Incorporation or Bylaws of USI Sub or any agreement by which USI or USI Sub or any of their subsidiaries is a party or by which they are bound. Except (a) as set forth above or, (b) as disclosed in Schedule 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of USI issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating USI to issue, transfer or sell any shares of its capital stock or Voting Debt, or to grant, extend or enter into any such options, warrants, subscriptions, calls, rights or convertible securities. Except as set forth in Schedule 4.2, as of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of USI or USI Sub may vote ("VOTING DEBT") were issued and outstanding with respect to USI or USI Sub.

         4.3 Authority Relative to this Agreement. USI and USI Sub have the corporate power to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by USI and USI Sub and the consummation by USI and USI Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of USI and USI Sub, respectively, and by the sole shareholder of USI Sub and no other corporate proceedings on the part of either such company are necessary to approve or authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and



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validly executed and delivered by USI and USI Sub and constitutes a valid and binding obligation of USI and USI Sub, enforceable against them in accordance with its terms.

         4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES Act"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities or blue sky laws, and filing and recordation of a Certificate of Merger under the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is required by or with respect to USI or USI Sub in connection with the consummation by USI or USI Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by USI or USI Sub, nor the consummation by USI or USI Sub of the transactions contemplated hereby, nor compliance by USI or USI Sub with any of the provisions hereof, will (a) result in any breach of the Certificate of Incorporation or Bylaws of USI or the Certificate of Incorporation or Bylaws of USI Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which USI or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to USI, any of its subsidiaries or any of their respective properties or assets, except in the case of clauses
(b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect on USI.

         4.5 Reports and Financial Statements. USI has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1995, including, without limitation, a Transitional Report on Form 10-K for the nine-month period ended March 31, 1996 (collectively, the "USI SEC REPORTS"), and has previously furnished or made available to MSI true and complete copies of all such USI SEC Reports. Each of the USI SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such USI SEC Report and none of the USI SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the USI SEC Reports fairly presents in all material respects the consolidated financial position of USI and its subsidiaries as of the respective dates thereof, and the other financial statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of USI and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

         4.6 Compliance With Applicable Law. USI and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of USI and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to USI or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect on USI.

         4.7 Ownership of MSI Shares. As of the date hereof, neither USI nor, to the knowledge of USI, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, MSI Shares which in the aggregate represent 10% or more of the outstanding MSI Shares.

         4.8 Absence of Certain Changes in Events. Since March 31, 1996, neither USI nor USI Sub, nor any of their subsidiaries, have suffered (i) a change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of USI, USI Sub, or any of their subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USI (other than as a result of changes or proposed changes in federal or state healthcare (including healthcare reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and accounting changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by USI or USI Sub pursuant hereto) or (ii) any condition, event or occurrence which would likely prevent or materially delay the consummation of the Merger.

         4.9 Employee Benefit Plans. Each written or formal employee benefit plan (individually, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), policy or agreement that is maintained or contributed to by USI or any subsidiary of USI (all of the foregoing, the "USI BENEFIT PLANS"), that is subject to ERISA is in substantial compliance with ERISA; each of the USI Benefit Plans intended to be "qualified" within the meaning of the Code is so qualified; and no event has occurred with respect to any USI Benefit Plan, and to the knowledge of USI, there exists no condition or set of circumstances in connection with any USI Benefit Plan, where USI or its subsidiaries is or could be subject to liability (except liability for routine benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law.

         4.10 Other Information. No representation or warranty by USI contained in this Agreement or any certificate furnished or to be furnished by or on behalf of USI pursuant to this Agreement contains any untrue statement of material fact or omits to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances in which they are or were made, not misleading in any material respect.

         4.11 Shares to be Issued in Merger. The USI Shares to be issued upon consummation of the Merger pursuant hereto will, at the Effective Time, be duly authorized and will, when issued pursuant to this Agreement, be validly issued, fully paid and non-assessable and not subject to preemptive rights. The USI Shares to be issued upon exercise or conversion of the MSI securities being assumed by USI pursuant to Section 7.6 hereof, have been validly reserved, and upon issuance of USI Shares in accordance with the terms of the instruments pursuant to which the securities were issued and assuming due authorization of the instruments by MSI, the USI Shares so issued will be validly, issued, fully paid and non-assessable and not subject to preemptive rights.

         4.12 Litigation. As of the date of this Agreement, except as disclosed in the USI SEC Reports or to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of USI, threatened against or involving USI or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body or by any private person or entity; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against USI or any of its subsidiaries or any of their respective properties; and (c) USI and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them or any of their respective properties.

         4.13 Taxes. For the purposes of this section, the term "TAX" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on USI or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. USI has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by it and any member of its consolidated, combined, unitary or similar group for tax or accounting purposes (each such member a "TAX AFFILIATE"). Such returns, reports and other information are accurate and complete in all material respects. USI has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of all subsequent periods. Neither USI nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither USI nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed by any governmental authority. No waiver or extension of time to assess any taxes has been given or requested. USI's federal and state income tax returns have never been audited by the Internal Revenue Service or comparable state agencies.

         4.14 Compliance With Legislation Regulating Environmental Quality.

                    (a) For the purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean all federal, foreign, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including but not limited to the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know or other U.S. or foreign federal, state, province, or local laws of similar effect, each as amended as of the Effective Time, and the term "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substances, wastes or materials, including without limitation petroleum or petroleum products, defined as such by any applicable Environmental Law or governmental agencies.

              (b) (i) Throughout the period of its ownership or operation of the USI Facilities, neither USI nor any of its subsidiaries has received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the USI Facilities or USI's or its subsidiaries'acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to USI's or knowledge, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the USI Facilities and the business operated by USI and its subsidiaries are in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on USI; and (iii) to USI's or any of its subsidiaries' knowledge, no friable asbestos or PCBs have been located at any of the USI Facilities. "USI FACILITIES" shall mean USI's and its subsidiaries' plants, offices, manufacturing facilities, warehouses, improvements, administration buildings and real property.

              (c) (i) There has been no spill, discharge, release, cleanup or contamination of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by USI or any of its subsidiaries at any of the USI Facilities; (ii) neither USI nor any of its subsidiaries has treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (iii) USI and its subsidiaries hold all necessary permits, licenses, approvals and consents to conduct their business as currently being conducted and are not in violation of any condition of any such permit, license or consent.

         4.15 FDA Matters.

              (a) USI and each of its subsidiaries is, and the products sold by USI and each of its subsidiaries are, in compliance in all material respects with all current applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration or any other federal, foreign, state or local agency or governmental body having regulatory authority over the products of USI and its subsidiaries (the "FDA").

              (b) Neither USI nor any of its subsidiaries has received from the FDA, or has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters, Section 305 notices or other similar communications from the FDA, and there have been no seizures conducted or threatened by the FDA, and no recalls, field notifications or alerts conducted, requested or threatened by the FDA relating to the products sold by USI or any of its subsidiaries.

              (c) Each premarket approval ("PMA") and premarket notification ("510(K)") documents and related documents and information for each of the products of USI and its subsidiaries is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects.

              (d) Neither USI nor any of its subsidiaries is aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by USI or any of its subsidiaries, (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

              (e) None of the products manufactured, marketed or sold by USI or any of its subsidiaries has been recalled or subject to a field notification (whether voluntarily or otherwise), and neither USI nor any of its subsidiaries has received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by USI or any of its subsidiaries.

         4.16 Interim Operation of USI Sub. USI Sub was incorporated on
March 5, 1997, has engaged in no other business activities (except for entering into this Agreement) and has conducted its operations only as contemplated hereby.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF MSI


            MSI represents and warrants to USI and USI Sub, except as disclosed to USI and USI Sub in writing prior to the execution of this Agreement, as follows:

            5.1 Organization. MSI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and presently proposed to be conducted. MSI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

            5.2 Capitalization. As of the date hereof, the authorized capital stock of MSI is as set forth in Schedule 5.2 hereto. As of the date hereof, the number of shares of capital stock of MSI which are issued and outstanding is as set forth in Schedule 5.2 hereto. All of the issued and outstanding shares of capital stock of MSI are validly issued, fully paid and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of MSI or any agreement to which MSI is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in
Schedule 5.2 hereto, there are not as of the date of this Agreement any shares of capital stock of MSI issued and outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating MSI to issue, transfer or sell any shares of its capital stock or to issue options, warrants, subscriptions, calls, rights or convertible securities. As of the date hereof, no Voting Debt was issued and outstanding with respect to MSI.

            5.3 Authority Relative to this Agreement. MSI has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by MSI and the consummation by MSI of the transactions contemplated hereby have been duly authorized by the Board of Directors of MSI, and, except for the requisite approval by MSI's stockholders, no other corporate proceedings on the part of MSI are necessary to approve or authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MSI and constitutes a valid and binding obligation of MSI, enforceable against MSI in accordance with its terms.

            5.4 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act, the Exchange Act, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is required by or with respect to MSI in connection with the consummation by MSI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by MSI, nor the consummation by MSI of the transactions contemplated hereby, nor compliance by MSI with any of the provisions hereof, will (a) result in any breach of the Second Restated Certificate of Incorporation or Bylaws of MSI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which MSI is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MSI or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect on MSI.

            5.5 Financial Statements. MSI has furnished to USI MSI's audited (except that the financial statements for the 12 months ended December 31, 1996 are not yet audited) consolidated financial statements (consolidated balance sheets, consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows) at and for each of the 12-month periods ended, December 31, 1994, 1995 and 1996 (collectively, the "MSI FINANCIAL STATEMENTS"). Each of the balance sheets (including the related notes) included in the MSI Financial Statements fairly presents in all material respects the consolidated financial position of MSI as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of MSI for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

            5.6 Absence of Certain Changes or Events. Except as disclosed in the MSI Financial Statements or as contemplated by this Agreement, since December 31, 1996, MSI has not: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c) or 6.1(e) hereof; (b) incurred any liability material to MSI, except in the ordinary course of its business, consistent with past practices;
(c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of MSI which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSI; (d) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices; or
(e) suffered or
permitted to exist any condition, event or occurrence the likely result of which would be to prevent or materially delay the consummation of the Merger.

            5.7 Litigation. As of the date of this Agreement, except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of MSI, threatened against or involving MSI or any of its properties, before any court, arbitrator, or administrative or governmental body or by any private person or entity; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MSI or any of its properties; and (c) MSI is not in violation of any term of any judgments, decrees, injunctions or orders outstanding against it or any of its properties. MSI has furnished to USI in writing, a description of all litigation, actions, suits, proceedings, arbitration proceedings, investigations known to it, judgments, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving MSI or any of its properties or rights as of the date hereof.

            5.8   Contracts.

                  (a) Each of the contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which MSI is a party that relates to or affects the assets or operations of MSI or to which MSI or its assets or operations may be bound or subject, and that would be required to be filed with the SEC as a material contract under Item 601 of Regulation S-K if MSI were to file a registration statement on Form S-1 as of the date hereof, is a valid and binding obligation of MSI and in full force and effect (with respect to MSI), except for where the failure to be in full force and effect would not individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to USI pursuant hereto, there are no existing defaults by MSI thereunder or, to the knowledge of MSI, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by MSI thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Except for this Agreement, as of the date of this Agreement, MSI is not a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, (ii) joint venture agreement, (iii) non-competition or similar agreements that restricts MSI from engaging in a line of business, (iv) agreement with any executive officer or other employee of MSI the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MSI of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000, (v) agreement with respect to any executive officer of MSI providing any term of employment beyond one year or compensation guaranty in excess of $75,000 per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            5.9     Employee Benefit Plans.

                    (a) MSI has previously delivered to USI a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), policy or agreement that is maintained (all of the foregoing, the "MSI BENEFIT PLANS"), or is or was contributed to by MSI or pursuant to which MSI or an ERISA Affiliate, which together with MSI would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits or claims. A copy of each MSI Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to USI. No MSI Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

                    (b) Each of the MSI Benefit Plans that is subject to ERISA is in substantial compliance with ERISA; each of the MSI Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable dtermination letter from the Internal Revenue Service to the effect that such plan is so qualified; and no event has occurred with respect to any MSI Benefit Plan, and to MSI's knowledge, there exists no condition or set of circumstances in connection with any MSI Benefit Plan, where MSI or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law.

                    (c) All contributions or other amounts payable by MSI or its subsidiaries through December 31, 1996 with respect to each MSI Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of MSI made available to USI. Any contributions or other amounts payable by MSI or its subsidiaries for periods between December 31, 1996 and the Effective Time with respect to each MSI Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of MSI at or prior to the Effective Time. There are no pending, or, to the best knowledge of MSI, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the MSI Benefit Plans or any trusts or other funding vehicles related thereto.

                    (d) No MSI Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of MSI or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary.

            5.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on MSI or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature whatsoever. MSI has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by it or any member of its consolidated, combined, unitary or similar group for tax or financial accounting purposes (each such member a "TAX AFFILIATE"). Such returns, reports and other information are accurate and complete in all material respects. MSI has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of all subsequent periods. Neither MSI nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither MSI nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed by any governmental authority. No waiver or extension of time to assess any taxes has been given or requested. Neither MSI nor any of its Tax Affiliates has been a member of an affiliated group of corporations filing a consolidated federal income tax return, except for an affiliate group as to which MSI was the common parent. Neither MSI nor any of its Tax Affiliates has ever been a party to any tax sharing agreement. Neither MSI nor any of its Tax Affiliates has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense pursuant to Section 280G of the Code or an excise tax pursuant to Section 4999 of the Code. Neither MSI nor any of its Tax Affiliates' federal and state income tax returns have been audited by the Internal Revenue Service or comparable state agencies.

            5.11 Compliance With Applicable Law. MSI holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of MSI is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to MSI, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect on MSI.

            5.12    Subsidiaries.  MSI has no subsidiaries.

            5.13 Labor and Employment Matters. (a) MSI is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of MSI, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of MSI is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to MSI or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against MSI; (d) no union representation question or union organizational activity exists respecting the employees of MSI; (e) no collective bargaining agreement exists which is binding on MSI; (f) MSI has not experienced any material work stoppage or other material labor difficulty; and
(g) in the event of termination of the employment of any of the current officers, directors, employees or agents of MSI, neither MSI nor the Surviving Corporation, will pursuant to any agreement of MSI prior to the date of this Agreement or by reason of anything done prior to the date of this Agreement by MSI be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health (other than pursuant to COBRA) or insurance benefits.

            5.14 Insurance. As of the date hereof, MSI is insured by insurers reasonably believed by MSI to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring MSI or its businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by MSI under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

            5.15 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. MSI has made available to representatives of USI copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) MSI and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

            5.16 Ownership of Shares. As of the date hereof, neither MSI nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of USI which in the aggregate represent 10% or more of the outstanding shares of capital stock of USI.

            5.17    FDA Matters.

                    (a) To the best of MSI's knowledge, MSI is, and the products sold by MSI are, in compliance in all material respects with all current applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA.

                    (b) MSI has not received from the FDA, and MSI has no knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters, Section 305 notices or other similar communications from the FDA, and there have been no seizures conducted or threatened by the FDA, and no recalls, field notifications or alerts conducted, requested or threatened by the FDA relating to the products sold by MSI.

                    (c) Each PMA and 510(k) document and related documents and information for each of the products of MSI is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects. MSI has disclosed in writing to USI a complete and accurate list of all products of MSI which generated sales revenues in excess of $50,000 during 1996 indicating (i) which products are marketed under FDA authority (e.g., PMA or 510(k) ) and identifying such authority, and (ii) which products are not marketed under FDA authority, and indicating why such products are being marketed without such authority. Such listing also contains a complete and accurate list of all PMA applications, PMA supplements, 510(k) submissions and IDE submissions of MSI currently pending with the FDA.

                    (d) MSI is not aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by MSI, or (ii) a change in the device classification, marketing status or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

                    (e) None of the products manufactured, marketed or sold by MSI has been recalled or subject to a field notification (whether voluntarily or otherwise), and MSI has not received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by MSI.

            5.18    Proprietary Rights.

                    (a) MSI has set forth as Schedule 5.18 hereto a listing of all of MSI's domestic or foreign federal, state and foreign registrations of trademarks, service marks and trade names, and all pending applications for any such registrations and all of MSI's patents and copyright registrations and all pending applications therefor, all other trademarks, service marks and trade names in which MSI has any interest whatsoever, and all other registered proprietary rights of MSI (collectively "PROPRIETARY RIGHTS"). Such listing (the "PROPRIETARY RIGHTS LIST") also sets forth: (i) for each patent and registered design, the number, issue date and title for each country in which such patent or registered design has been issued, (ii) for each patent application and registered design application, the application number, date of filing and title for each country, (iii) for each trademark, the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark issue date for each country in which a trademark has been registered, (iv) for each service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark issue date for each country in which a service mark has been registered and (v) for each copyright registration, the copyright number and date of filing for each country in which a copyright has been filed. The Proprietary Rights listed in the Proprietary Rights List of MSI are all those used by MSI in connection with its business. True and correct copies of all patents, and all pending applications for patents, owned, controlled, created or, to MSI's knowledge, used by or on behalf of MSI or in which MSI has any interest whatsoever have been provided or made available to USI.

                    (b) (i) No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights of MSI whether or not pursuant to any contractual arrangements entered into by MSI. MSI has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party relating in whole or in part to any of the Proprietary Rights.

                          (ii)  MSI owns and has the sole right to use each
of the Proprietary Rights of MSI. Except for applications pending, all of the patents, registered designs and trademark registrations listed in the Proprietary Rights List of MSI have been issued and all of the other Proprietary Rights of MSI exist, are registered and are subsisting. All of the pending patent applications have been filed. None of the Proprietary Rights of MSI is involved in any pending or threatened litigation. MSI has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. MSI has taken all reasonable and prudent steps to protect the Proprietary Rights of MSI from infringement by any other person, except where the failure to take such steps would not have a Material Adverse Effect on MSI. No other person (x) to MSI's knowledge, has the right to use any such trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with the trademarks or to cause a mistake or to deceive, (y) has notified MSI that it is claiming any ownership of or right to use such Proprietary Rights, or (z) to the best of MSI's knowledge, is infringing upon any such Proprietary Rights in any way. To the best of MSI's knowledge, MSI's use of the Proprietary Rights of MSI is not infringing upon or otherwise violating the proprietary rights of any third party, and no proceedings have been instituted against or notices received by MSI that are presently outstanding alleging that MSI's use of the Proprietary Rights infringes upon or otherwise violates any proprietary rights of any third party. MSI's ability to use its Proprietary Rights of MSI are valid and enforceable rights of MSI and will not be altered or impaired in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. To MSI's knowledge, there are not, and it is reasonably expected that after the Effective Time there will not be, any restrictions on MSI's right to sell products manufactured by or for MSI which are covered by or utilize the Proprietary Rights of MSI.

                    (c) To MSI's knowledge, no employee of MSI is in default under any term of any employment contract, agreement or arrangement relating to any Proprietary Rights of MSI or non-competition agreement, or any other contract or any restrictive covenant relating to the right of any such officer or employee to be employed by MSI because of the nature of the business conducted or to be conducted by MSI or relating to the use of any intellectual property of others, and the continued employment of MSI's officers and employees does not subject MSI to any liability resulting from such a violation.

            5.19 Owned Property; Facilities. Schedule 5.19 lists all of MSI's plants, offices, manufacturing facilities, warehouses and real property (the "MSI FACILITIES") owned or leased by MSI, indicating whether such property is owned or leased.

            5.20    Compliance With Legislation Regulating Environmental
Quality.

                    (a) (i) Throughout the period of its ownership or operation of the MSI Facilities, MSI has not received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the MSI Facilities or MSI's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to MSI's knowledge, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the MSI Facilities and the business operated by MSI is in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect; (iii) no underground storage tanks either are or, to MSI's knowledge, have been located at any of the MSI Facilities; and
(iv) to MSI's knowledge, no friable asbestos or PCBs have been located at any of the MSI Facilities.

                    (b) (i) There has been no spill, discharge, release, cleanup or contamination of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by MSI at any of the MSI Facilities; (ii) MSI has not treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (iii) MSI holds all necessary permits, licenses, approvals and consents to conduct their business as currently being conducted under the Environmental Laws and is not in violation of any condition of any such permit, license or consent, except, in the case of (iii), when the failure to obtain such permits, licenses or consents or the violation of any such permits, licenses or permits would not have a Material Adverse Effect on MSI.

                                   ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER

            6.1 Conduct of Business Pending the Merger. Except as disclosed in writing by one Company to the other prior to the execution of this Agreement, each Company agrees on its own behalf and on behalf of its subsidiaries, if any, that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

                  (a) the respective businesses of each Company and its subsidiaries, if any, shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                  (b) such Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or Articles of Incorporation or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                  (c) such Company and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that such Company may issue shares required to be issued upon exercise of stock options, warrants or similar plans outstanding as of the date hereof, or under other contractual commitments existing as of the date hereof, which options, warrants, plans or commitments have been disclosed in writing to the other Company pursuant hereto; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or
(vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (d) such Company shall use its commercially reasonable efforts to preserve intact the business organization of such Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;

                  (e) such Company and its subsidiaries, if any, shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes; provided, that this clause (i) shall not apply, if after the date hereof USI is advised by its independent public accountants that the Merger does not qualify as a pooling of interests or (ii) knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                  (f) such Company and its subsidiaries shall use all commercially reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

            6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees as to itself and its subsidiaries that it will not, without the prior written consent of the other Company (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other Company in writing pursuant hereto) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees (collectively, "COMPENSATION PLANS"), in each case so as to materially increase the benefits thereunder, (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

            6.3 Current Information. From the date of this Agreement to the Effective Time, each Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Company and to report the general status of its ongoing operations and to deliver to the other Company (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each Company will promptly notify the others of any material change in the normal course of business or in its or its subsidiaries' properties.

            6.4 Legal Conditions to Merger. Each Company shall, and shall cause its subsidiaries, if any, to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders, in the case of MSI, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement.

            6.5 Affiliates. Prior to the mailing to the stockholders of MSI of the proxy statement or information statement, each Company shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of MSI, "affiliates" of such Company, for purposes of Rule 145 under the Securities Act. Each

Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other Companies at least 10 days prior to the Closing Date a written "affiliates" agreement, in substantially in the form attached hereto as Exhibit A, restricting the disposition by such person of the USI Shares to be received by such person in the Merger, as contemplated by Rule 145 under the Securities Act, as required to qualify the Merger for pooling of interest accounting treatment and for purposes of the Merger constituting a tax-free reorganization under the Code. Certificates surrendered for exchange by any person constituting an "affiliate" of a Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for USI Shares pursuant to Section 3.2 until USI has received such agreement described in the preceding sentence. In addition, each Company shall cooperate fully with each other to help ensure that the Merger will be treated as a tax-free reorganization under the Code.

            6.6 Advice of Changes; Government Filings. Each Company shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. USI shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to MSI copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each Company shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

            6.7 Accounting Methods. No Company shall change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors or except as required under Section 7.11 hereof. No Company will change its fiscal year.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

            7.1   Access and Information.

                  (a) Each Company and their respective subsidiaries, if any, shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to tax returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request.

                  (b) All information furnished by any Company to another Company pursuant to this Agreement shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated as of ________, 1997 between USI and MSI (the "CONFIDENTIALITY AGREEMENT") and such Confidentiality Agreement shall survive the termination of this Agreement.

            7.2 Acquisition Proposals. MSI will not, and will use its best efforts to cause its directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 20% or more of the total voting power of MSI, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, MSI, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "ACQUISITION PROPOSALS"). Nothing contained in this Section 7.2 shall prohibit the MSI Board of Directors from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited proposal to acquire MSI pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, the Board of Directors of MSI is advised by independent legal counsel that failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the MSI stockholders or (ii) failing to make or withdrawing or modifying its recommendation referred to in
Section 7.4 or recommending another proposal to acquire MSI pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction, if the Board of Directors of MSI is advised by independent legal counsel that failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to its stockholders; provided, that any such action shall cause the fee described in Section 9.3(a) hereof to become immediately due and payable. MSI will promptly notify USI orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to USI a copy of any written proposal.

            7.3   Registration of the USI Shares.

                  (a) For purposes of this Agreement, "REGISTRABLE SHARES" shall mean the USI Shares issued in the Merger (and any shares received in respect of such shares because of a stock split, stock dividend, recapitalization, classification or other similar event), but excluding USI Shares issued in the Merger that have been sold or otherwise transferred by a stockholder of

MSI who initially received such shares in the Merger (collectively, the "HOLDERS"); provided however, that a distribution of shares of USI Shares issued in the Merger without additional consideration, to underlying beneficial owners (such as the general and limited partners, shareholders or trust beneficiaries of a Holder) shall not be deemed such a sale or transfer for purposes of this
Section 7.3 and such underlying beneficial owners shall be entitled to the same rights under this Section 7.3 as the initial Holder from which the Registrable Shares were received and shall be deemed a Holder for the purposes of this
Section 7.3.

            (b) On or before the date seven days after the Effective Time, USI shall file, and shall use its commercially reasonable efforts to have declared effective as promptly as practicable thereafter, a "shelf" registration statement (the "REGISTRATION STATEMENT") on Form S-3 (or such successor or other appropriate form) pursuant to Rule 415 (or similar rule that may be adopted by the SEC under the Securities Act) for the resale of the Registrable Shares. Except as set forth below, USI agrees to use its commercially reasonable efforts to keep the Registration Statement effective for a period of one year after the Effective Time, or, if shorter, when (i) all the Registrable Shares have been sold pursuant to the Registration Statement or (ii) the first date on which each Holder may sell all of the Registrable Shares held by such Holder without registration pursuant to Rule 144 of the SEC within a three-month period.

            (c) USI shall use its best efforts to qualify all Registrable Shares under any applicable state securities laws; provided, however, that USI shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            (d) From time to time, USI will amend or supplement the Registration Statement and any prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulations. USI will also promptly provide the Holders with as many copies of the prospectus contained in the Registration Statement as the Holders may reasonably request.

            (e) USI shall be entitled to (i) postpone the filing or effectiveness of the Registration Statement or (ii) if effective, elect that the Registration Statement not be usable and require each Holder seeking to sell Registrable Shares pursuant to the Registration Statement to suspend sales or purchases pursuant to any prospectus contained therein, for a reasonable period of time, but not in excess of 20 days (a "BLACKOUT Period"), if USI determines in good faith that the registration and distribution of Registrable Shares (or the use of the Registration Statement or any related prospectus) would interfere with any pending material acquisition, material corporate reorganization or any other material corporate development involving USI or any of its subsidiaries or would require premature disclosure thereof. If circumstances beyond the control of USI require a Black-Out Period, USI agrees to use its commercially reasonable efforts to (i) cause such filings to be made or the registration statement to be declared effective and/or to (ii) lift such suspension as soon as possible after the commencement of a Black-Out Period. USI shall promptly give each Holder seeking to sell or purchase Registrable Shares pursuant to the

Registration Statement written notice of such determination and an approximation of the anticipated delay; provided, however, that the aggregate number of days included in the Blackout Periods during the period commencing on the earlier of
(i) July 1, 1997 and (ii) the occurrence of a Non-Pooling Event (as defined below) and ending March 31, 1998 shall not exceed 60 days.

            (f) Each Holder seeking to sell Registrable Shares pursuant to the Registration Statement shall provide in writing all information reasonably requested by USI for inclusion in or in connection with the Registration Statement and any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (g) USI will indemnify and hold harmless each of Registrable Shares and each person, if any, who controls such holder within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such holder and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the Registration Statement or any such prospectus as from time to time amended or supplemented by USI), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by USI of any rule or regulations promulgated under the Securities Act or any state securities laws applicable to USI and relating to action or inaction required of USI in connection with such registration. Notwithstanding the foregoing, USI shall have no obligation to indemnify any such holder or controlling person if: (i) such untrue statement or omission was made in such Registration Statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to USI in connection therewith by such holder of Registrable Shares (in the case of indemnification of such holder) or such controlling person (in the case of indemnification of such controlling person) expressly for use therein, or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such holder of Registrable Shares on a timely basis, and such holder of Registrable Shares failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

            (h) Each holder of the Registrable Shares so registered will indemnify and hold harmless USI, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the Registration Statement and each person, if any, who controls USI within the meaning of
Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities law or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse USI and each such director, officer, or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the Registration Statement or any such prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only to the extent that such statement or omission was made in reliance upon and in conformity with information furnished in writing to USI in connection therewith by such holder of Registrable Shares expressly for use therein. Each Holder's obligations hereunder shall be limited to an amount equal to the proceeds received by such Holder sold in any such registration.

            (i) Each person entitled to indemnification under this Section 7.3 (an "INDEMNITEE") shall give notice to the party required to provide indemnification (the "INDEMNITOR") promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and the Indemnitor shall assume the defense of any such claim and any litigation resulting therefrom, including the employment of counsel selected by the Indemnitor (and reasonably acceptable to the Indemnitee) and shall assume the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, except that the Indemnitor shall pay the fees and expenses of such counsel if dual representation would be inadvisable due to actual or potential differing interests between the parties. The failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under this
Section 7.3 except to the extent the Indemnitor is materially prejudiced thereby. The Indemnitor shall not be liable for any settlement of any such action or proceedings effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnitor shall indemnify and hold harmless such Indemnitee from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Each Indemnitee shall furnish such information regarding itself or the claim in question as an Indemnitor may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

            (j) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which USI or any Holder makes a claim for indemnification pursuant to this Section 7.3 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 7.3 provides for indemnification, in such case, then USI and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of USI on the one hand and of the Holder on the other in connection with the statements or omission which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by USI and any Holder from the offering of the securities covered by such Registration Statement. The relative fault of USI on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplies by USI on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (i) no Holder will be required to contribute any amount of excess of the proceeds received by such Holder from the sale of Registrable Shares offered by it pursuant to the Registration Statement; and (ii) no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

            (k) USI shall bear all costs and expenses of the registration provided for in this Section 7.3, including, but not limited to, printing, legal and accounting expenses, SEC and NASD filing fees and all related "Blue Sky" fees and expenses, provided, however, that USI shall have no obligation to pay or otherwise bear any portion of the underwriters' or other commissions or discounts or brokerage fees or commissions, attributable to the Registrable Shares being offered and sold by the Holders.

            (l) So long as the Registration Statement is effective covering the resale of the Registrable Shares, USI shall file in a timely manner all documents that USI is required to file under the Exchange Act and shall furnish to each Holder upon request:

                  (i)   Any such documents filed by USI with the SEC;

                  (ii) upon the reasonable request of the Holder, any other information concerning USI that is generally available to the public; and

                  (iii) an adequate number of copies of the prospectuses relating to the resale of the Registrable Shares to supply to any party requiring such prospectuses.

            7.4   Proxy or Information Statement; Stockholder Approvals.

            (a) As promptly as reasonably practicable following the execution of this Agreement, USI and MSI shall jointly prepare appropriate materials for the purpose of making disclosure of the Merger to and soliciting the written consents of the stockholders of MSI in favor of the adoption of this Agreement and approval of the Merger. Such materials shall be in the form of a joint confidential offering memorandum and information statement (the "OFFERING MEMORANDUM/INFORMATION STATEMENT") which shall contain the information concerning USI, USI Sub and MSI required under Regulation D (including without limitation, Rule 502(b)(2) thereof) and a form of written consent soliciting written consents from the stockholders of MSI in favor of the approval of the Merger and adoption of this Agreement.

            (b) Promptly following preparation of the Offering Memorandum/Information Statement, MSI will circulate to each stockholder of MSI the Offering Memorandum/Information Statement (which may include by reference, the USI SEC Reports and other materials filed by USI under the Exchange Act if also sent to the stockholders of MSI) and, pursuant thereto and in accordance with the DGCL, shall solicit written consents from the stockholders of MSI in favor of the adoption of this Agreement and the approval of the Merger along with such other instruments and documents (including, without limitation, investment representations) as shall be required for the offering and sale of the USI Shares to be exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D.

            (c) MSI shall comply with all applicable provisions of and rules under the Securities Act and the DGCL in the preparation and distribution of the Offering Memorandum/Information Statement and the solicitation of written consents thereunder. Without limiting the foregoing, MSI shall ensure that the information in the Offering Memorandum/Information Statement relating to MSI or furnished by MSI in writing for inclusion therein does not, as of the date on which it is distributed to MSI's stockholders, and as of the date of taking of action by written consent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that MSI shall not be responsible for the accuracy or completeness of any information relating to USI or any other information furnished by USI in writing for inclusion therein).

            (d) USI shall comply with all applicable provisions of and rules under the Securities Act in the preparation and distribution of the Offering Memorandum/ Information Statement and the offering and issuance of the Merger Shares. Without limiting the foregoing, USI shall ensure that the Offering Memorandum/Information Statement does not, as of the date on which it is distributed to MSI's stockholders, and as of the date of the taking of action by written consent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that USI shall not be responsible for the accuracy or completeness of any information relating to MSI or any other information furnished by MSI in writing for inclusion therein).

            (e) MSI, acting through its Board of Directors, shall include in the Offering Memorandum/Information Statement the recommendation of its Board of Directors that the stockholders of MSI consent to the adoption of this Agreement and the approval of the Merger, and shall otherwise use commercially reasonable efforts to obtain the requisite approval of the stockholders of MSI. Notwithstanding the foregoing, the obligations set forth in this paragraph (e) shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors reasonably believes that the making of such recommendation would be inconsistent with the Board of Directors' fiduciary duties to stockholders under applicable law.

            7.5 Stock Exchange Listing. USI shall take such action as may be necessary or desirable to include the USI Shares to be issued pursuant to the Merger on The Nasdaq Stock Market National Market, prior to the Effective Time.

            7.6 Stock Options, Warrants, Debentures and Other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue MSI Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further stockholder approval) shall be assumed by USI and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of USI Shares that the holder of such option, warrant, convertible security or other contractual commitment, as the case may be, would have been entitled to receive if such holder had exercised or converted such option, warrant, convertible security or other contractual commitment into MSI Shares prior to the Merger, at an exercise or conversion price per USI Share equal to the aggregate exercise or conversion price for the MSI Shares under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any antidilution formula) divided by the number of USI Shares deemed issuable under such option, warrant, convertible security or other contractual commitment; provided, however, that in the case of any employee stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial USI Share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by USI under their same terms and conditions, but shall not be subject to further stockholder approval. USI agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more Registration Statements on Form S-3 or S-8 under the Securities Act, or amendments to any existing Registration Statements on Form S-3 or S-8 covering stock options, warrants, convertible securities or contractual commitments, to register the USI Shares issuable upon exercise of the aforesaid converted options, warrants, convertible securities or contractual commitments and at or prior to the Effective Time, USI shall take all corporate action necessary to reserve for issuance a sufficient number of USI Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section 7.6. The consummation of the Merger shall not be treated as a termination of employment for purposes of the option plans. As soon as practicable after the Effective Time, USI shall deliver to the holders of options, warrants, convertible securities or contractual commitments appropriate notices setting forth such holders' rights pursuant to such options, warrants, convertible securities or contractual commitments, as so adjusted pursuant to this Section 7.6.

            7.7 Public Announcements. So long as this Agreement is in effect, each Company agrees that it will obtain the approval of the other parties prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

            7.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that if the Merger is not consummated USI shall be responsible for the fees and expenses of MSI's auditors incurred after February 15, 1997 relating to special procedures and requests of USI management in connection comfort procedures of MSI's auditors (excluding any fees and expenses related to the preparation of audited financial statements for the year ended December 31, 1996 or the pooling letter required by the terms of this Agreement and the analysis in connection therewith).

            7.9     Additional Agreements.

                    (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                    (b) Subject to the terms and conditions herein provided, each Company will cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

                    (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

            7.10 Indemnification. USI shall not, for a period of six years after the Effective Time, take any action to alter to impair any exculpatory or indemnification provisions now existing in the Second Restated Certificate of Incorporation or By-Laws of MSI for the benefit of any individual who served as a director or officer of MSI at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

            7.11 Retention Bonus. At Closing, USI shall pay to each of the individuals set forth in the disclosure letter delivered by MSI hereunder under the heading "Retention Bonuses" cash in an amount set forth opposite such individual's name in such disclosure letter.

            7.12 Accounting Treatment. USI shall notify promptly MSI and the Representative (as defined below) in the event that (i) USI determines at any time that the Merger fails to qualify as a pooling of interests or (ii) USI is notified by its accountants that the Merger may not under generally accepted accounting principles be treated as a pooling of interests (a "NON-POOLING EVENT"). Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of a Non-Pooling Event, (i) the representations, warranties and covenants contained in Section 6.5 of this Agreement and in paragraphs 1 and 2 of each and every letter received from an "affiliate" of MSI in exchange for its Certificates shall be of no further force and effect and (ii) USI shall cause the Convertible Subordinated Notes to be repaid in full at the Effective Time.

                                  ARTICLE VIII
                   CONDITIONS TO CONSUMMATION OF THE MERGER

            8.1 Conditions to All Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by all, but not less than all, Companies:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of MSI in accordance with applicable law.

                  (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger. Other than the filing of a Certificate of Merger with the Secretary of State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with any governmental entity (all of the foregoing, "CONSENTS") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no Material Adverse Effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the USI Shares in exchange for the MSI Shares and to consummate the Merger shall have been received.

                  (c) The aggregate amount of cash required or potentially required to be paid by USI on account of all Excluded Shares and with respect to any cash payments for fractional USI Shares pursuant to Section 3.4, shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the USI Shares issuable in exchange for MSI Shares at the Effective Time.

            8.2 Conditions to Obligation of USI and USI Sub to Effect the Merger. The obligation USI and USI Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived USI:

                  (a) MSI shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of MSI contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and USI shall have received a certificate of the President of MSI as to the satisfaction of this condition.

                  (b) USI shall have received an opinion of its outside counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that USI and USI Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of MSI, USI and USI Sub, their affiliates and principal shareholders. In addition, USI shall have received the opinion of MSI's outside counsel dated the Closing Date and addressed to USI covering the additional matters set forth in Exhibit B.

                  (c) MSI shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                  (d) USI shall have received investment representation letters signed by not fewer than 90% of the MSI stockholders at the Effective Time; provided, that in no event shall there be more than 35 MSI stockholders who fail to deliver investment representation letters or who indicate on the investment representation letter so delivered that they are not "accredited investors within the meaning of Regulation D promulgated under the Securities Act. Each representation letter shall be substantially in the form of Exhibit C hereto.

                  (e) MSI shall have terminated, to the reasonable satisfaction of USI, the provisions of Section 2(e) of that certain License Agreement, dated April 9, 1996, MSI and Endoscopic Concepts, Inc.; provided, that in connection with obtaining such termination MSI shall be entitled to increase the minimum monthly royalties payable under such license to $33,000.

                  (f) MSI shall have amended certain warrants identified in writing to USI, to reverse the amendments made to those warrants on February 7, 1997.

            8.3 Conditions to Obligation of MSI to Effect the Merger. The obligation MSI to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived MSI:

                  (a) USI and USI Sub shall have performed in all material respects their respective obligations under this Agreement required to be performed by them at or prior to the Effective Time and the representations and warranties of USI and USI Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and USI shall have received a certificate of the Chairman of the Board, the President or an Executive Vice President or a Senior Vice President of USI as to the satisfaction of this condition.

                  (b) MSI shall have received an opinion of its outside counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that MSI will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of MSI, USI and USI Sub, their affiliates and principal shareholders. In addition, MSI shall have received the opinion of USI's outside counsel dated the Closing Date and addressed to MSI covering the additional matters set forth in Exhibit B.

                  (c) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

            9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Companies:

                  (a)   By mutual written consent of all of the Companies.

                  (b) By any USI or MSI if the Merger shall not have been consummated on or before April 30, 1997.

                  (c) By either USI or MSI if there shall have been any material breach of a material obligation of the other hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other of notice in writing from the non-breaching party specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other party shall be making diligent attempts to cure such default.

                  (d) By USI or MSI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

                  (e) By MSI upon written notice to USI if any approval of the MSI stockholders required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote.

                  (f) By MSI, if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of MSI shall have determined in good faith that in the exercise of its fiduciary duties to the stockholders of MSI that it can no longer recommend this Agreement or the Merger to the MSI stockholders.

            9.2   Effect of Termination.

                  In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.9, 9.3, 10.2 and 10.6 hereof which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

            9.3   Cancellation Fee.

                  (a) If at any time prior to the termination of this Agreement
(i) MSI shall have entered into an agreement, including without limitation an agreement in principle, with respect to an Acquisition Proposal other than the Merger contemplated by this Agreement; (ii) MSI shall breach any of the provisions of Section 7.2 above or shall recommend or approve an Acquisition Proposal other than the Merger pursuant to Section 7.2; or (iii) any person, entity or group of persons or entities acting in concert shall acquire beneficial ownership of more than fifty percent (50%) of the voting securities of MSI as a result of an Acquisition Proposal and, in the case of (i) or (ii), this Agreement is terminated pursuant to Section 9.1(c), Section 9.1(d), Section 9.1(f) or Section 9.1(g); then USI shall be entitled to be paid by MSI a fee in cash or immediately available funds of $1.2 million U.S. dollars ($1,200,000) (the "CANCELLATION FEE").

                  (b) MSI shall pay to USI the Cancellation Fee provided in
Section 9.3(a) above within ten (10) days of written demand therefor by USI. The payment of the Cancellation Fee shall be conditioned on there being no material breach of the obligations of USI and USI Sub hereunder. If MSI fails to pay any amount due USI pursuant to this Section 9.3 when due, MSI shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto (the "PRIME RATE") and shall reimburse USI for all reasonable attorneys' fees and other costs and expenses incurred by USI in collecting such amount from MSI.

                  (c) Notwithstanding anything herein to the contrary, payment of the Cancellation Fee as provided in subsections (a) and (b) of this Section
9.3 shall constitute full settlement of any and all liabilities and obligations of MSI under this Agreement, except for liabilities arising from fraud or intentional misrepresentation with respect to this Agreement by MSI.

            9.4 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of MSI, but, after any such approval, no amendment shall be made which alters the Exchange Ratios or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE X
                               GENERAL PROVISIONS

            10.1  Survival of Representations, Warranties and Agreements.

            (a) No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that (i) the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 7.7, 7.9, 10.1, 10.2, 10.3, 10.6, 10.7 and
10.10 hereof, and all other agreements of USI and the representations and warranties of USI and USI Sub set forth in Article IV hereof, shall survive beyond the Effective Time and (ii) the representations and warranties of MSI shall survive beyond the Effective Time until the earlier of (x) six months following the Effective Time and (y) the release of the first audited financial statements for USI following the Effective Time (the "TERMINATION DATE").

            (b) Through the Indemnification Escrow described below, the Surviving Corporation, USI, USI Sub and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the "INDEMNITEES") and individually each an "INDEMNITEE") (subject to the terms and conditions of subparagraph ( c ) below) will be entitled to be indemnified and held harmless against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses (collectively, "LOSSES") incurred or suffered by any Indemnitee, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of, any representation or warranty of MSI contained in this Agreement, when made or deemed to be made. The rights of Indemnitees to indemnification under this Section 10.1(b) shall be limited to, and satisfied solely out of and to the extent of, an escrow of ten percent (10%) of the USI Shares exchanged for MSI Shares in the Merger (the "INDEMNIFICATION ESCROW"), and any Loss shall be limited to those amounts for which the Indemnitee does not receive coverage under applicable insurance policies, if any. All indemnification requests of Indemnitees hereunder shall be made by or through USI.

            ( c) By voting to approve this Agreement or by surrendering his or her certificates evidencing MSI Shares as described in Section 3.2, each holder of MSI Shares, other than Dissenting Shares ("MSI STOCKHOLDER"), agrees that certificates evidencing 10% of the USI Shares to which such stockholder becomes entitled upon consummation of the Merger (disregarding for this purpose any fractional share interest) shall be placed in the Indemnification Escrow provided for in an Escrow Agreement to be entered into, as of the Effective Time, between USI, MSI and the Escrow Agent (which shall be the Exchange Agent provided for in Section 3.2), in the form of Exhibit C attached hereto. The form of letter of transmittal to be signed by each stockholder of MSI as contemplated by Section 3.2 hereof shall specifically authorize the Escrow Agent from time to time to transfer all or any portion of the certificates so deposited in satisfaction of the indemnity obligation as contemplated in the Escrow Agreement. The Indemnitees agree to look solely to the Indemnification Escrow for satisfaction of the obligations of the MSI Stockholders to indemnify Indemnitees hereunder and will not look directly to any MSI Stockholder for any indemnification hereunder.

            (d) If any Indemnitee shall have any liquidated claim for indemnification pursuant to Section 10.1(b) above, it shall promptly request that USI give written notice thereof



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

to the Representative (as defined in paragraph (h) below) and the Escrow Agent ( and USI shall promptly give each written notice to the Representative and to the Escrow Agent), including a brief description of the facts upon which such claim is based, the amount thereof and whether it believes the claim is a liquidated or unliquidated claim. Any Indemnitee may also request that USI provide written notice to the Representative and the Escrow Agent of any unliquidated claim for indemnification pursuant to Section 10.1(b) (and USI shall promptly give any such written notice to the Representative and the Escrow Agent), including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitee for Losses that are unliquidated shall not be paid but funds equal to the amount of such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated.

            (e) If the Representative shall notify the Escrow Agent in writing (within 15 days after delivery to the Escrow Agent by USI of a written notice of claim for indemnification) of his objection to a claim for indemnification or a demand for the creation of a reserve for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of funds in the Indemnification Escrow until the rights of the MSI Stockholders and the Indemnitees with respect thereto have been agreed upon between the Representative and the claiming Indemnitee. In the event such agreement is reached, the claiming Indemnitee shall request USI to provide the Escrow Agent a written notice signed by the Representative in the form specified by the Escrow Agreement. If no such agreement has been reached, either the Indemnitee or the Representative may, not earlier than 45 days after the date of the initial claim notice, submit the dispute to binding arbitration pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The Escrow Agent may rely on the order or other determination of any such arbitrator. If any such arbitrator shall determine that any part of the Indemnification Escrow is to be delivered to an Indemnitee or is to be set aside in a reserve for an unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such Indemnitee the lesser of (i) escrowed USI Shares having a market value as of the Effective Time equal to the amount of the claim or claims awarded to the Indemnitee to be satisfied, or (ii) the entire number of USI Shares remaining in the Indemnification Escrow. Any disputed amounts not awarded to the Indemnitee shall promptly be transferred to the unreserved portion of the Indemnification Escrow. USI and the Representative shall bear their respective costs and expenses of any such arbitration; provided, that, the Representative shall be entitled to charge the Indemnification Escrow for his costs and expenses as set forth in the Escrow Agreement.

            (f) On the Termination Date, the Escrow Agent shall distribute to the MSI Stockholders on a pro rata basis all remaining USI Shares in the Indemnification Escrow, less such number of USI Shares having a market value on that date equal to the dollar amount of all claims pursuant to Section 10.1(c) that are still in the process of resolution pursuant to Section 10.1(c).

            (g) After the Termination Date, (i) as each matter referred to in
Section 10.1(e) is resolved or otherwise concluded and (ii) as each undisputed unliquidated claim under Section 10.1(b) which remains unliquidated as of the Termination Date is liquidated, the Escrow Agent shall distribute to the MSI Stockholders their respective pro rata number of escrowed USI Shares then determined by the Escrow Agent to be free of any rights of any Indemnitee under
Section 10.1(b) through (d), and, when all such matters are resolved and such claims are liquidated, the obligations under Section 10(b) hereof shall terminate. The Indemnification Escrow shall be terminated when all of the USI Shares placed originally into the Indemnification Escrow shall have been disbursed in accordance with the provisions hereof and the Escrow Agreement.

            (h) As of the Effective Time of the Merger, the USI Stockholders shall, by virtue of their approval of this Agreement by the requisite vote of the stockholders, be deemed, for themselves and their heirs and representatives and successors, to have constituted and appointed, effective from the Effective Time, Robert Higgins, as their agent and attorney-in-fact (the "REPRESENTATIVE") to take all action required or permitted under the Indemnification Escrow as provided in the Escrow Agreement or herein with respect to the interests and rights of the MSI Stockholders. In the event of the death, physical or mental incapacity or resignation of the Representative a replacement Representative shall be appointed as provided in the Escrow Agreement.

                  In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or omitted by him in good faith or in accordance with the advice of counsel. The Representative shall not be liable to the MSI Stockholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the MSI Stockholders.

                  (i) No Indemnitee shall settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld, of the Representative; provided, however, that if suit shall have been instituted against the Indemnitee and the Representative shall not have taken control of such suit after notification thereof as provided in Section 10.1(j), the Indemnitee shall have the right to settle or compromise such claim upon giving notice to the Representative as provided in Section 10.1(j). Each Indemnitee shall promptly request that USI give notice of any claim by a third party for which the Indemnitee is entitled to indemnification hereunder to the Representative and the Escrow Agent (and USI shall promptly give such written notice to the Representative and the Escrow Agent).

                  (j) In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnitee, the Representative, at the MSI Stockholders' sole cost and expense may, upon written notice to USI, assume the defense of any such claim or legal proceeding. If the Representative assumes the defense of such claim or legal proceeding, the Representative shall select counsel reasonably satisfactory to USI to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the MSI Stockholders shall take all steps necessary in the defense and settlement thereof. The Representative shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, unless the Indemnitee is completely released from liability thereunder. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Representative does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to, settling such claim or litigation, after giving prior written notice of the same to the Representative, on such terms as the Indemnitee may reasonably deem appropriate, and (b) the Representative shall be entitled to participate in (but not control) the defense of such action, with his own counsel and at the MSI Stockholders' own expense.

                  (k) No claims for indemnification against the Indemnification Escrow shall be made by any Indemnitee until the amount of Losses suffered or incurred by the Indemnitees collectively has equaled or exceeded $200,000. Except as otherwise provided in Section 10.1(j), the aggregate liability of the MSI Stockholders for indemnification under this Agreement shall not exceed the value, determined at the Effective Time, of the Indemnification Escrow. For purposes of this Agreement, the amount of any Loss shall be reduced by any insurance proceeds actually received by the Indemnitee with respect to such Loss.

                  (l) Except for fraud, the indemnities provided in this Article X shall be the sole and exclusive legal remedies of the Indemnitees for any breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement or in any agreement, certificate, schedule or exhibit delivered pursuant to this Agreement.

            10.2 Brokers. USI represents and warrants to MSI that, except for its financial advisor Piper Jaffray Inc, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USI. MSI represents and warrants to USI that, except for its financial advisor Johnston Associates, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MSI.

            10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   If to USI, to:
                        Urohealth Systems, Inc.
                        5 Civic Plaza, Suite 100
                        Newport Beach, California 92660
                        Attention: President and Chief
                                   Executive Officer
                        Telephone: (714) 668-5858
                        Facsimile: (714) 668-5824

                  with a copy to:
                        Morrison & Foerster LLP
                        19900 MacArthur Boulevard, Suite 1200
                        Irvine, California 92612
                        Attention:  Robert M. Mattson, Jr., Esq.
                        Telephone: (714) 251-7500
                        Facsimile: (714) 241-0900

                  (b)   If to MSI, to:
                        Microsurge, Inc.
                        150 A Street
                        Needham, Massachusetts 02194
                        Attention: President and Chief
                                   Executive Officer
                        Telephone: (617) 444-2300
                        Facsimile: (617) 433-7689

                  with a copy to:
                        Hale and Dorr LLP
                        60 State Street
                        Boston, Massachusetts 02109
                        Attention: Jeffrey N. Carp, Esq.
                        Telephone: (617) 526-6000
                        Facsimile: (617) 526-5000



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

                  (c)   If to USI Sub to:
                        Morrison & Foerster LLP
                        19900 MacArthur Boulevard, Suite 1200
                        Irvine, California 92612
                        Attention:  Robert M. Mattson, Jr.
                        Telephone: (714) 251-7500
                        Facsimile: (714) 251-0900

            and with a copy to all other Companies as aforesaid.

            10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise.

            10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

            10.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

            10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

            10.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            10.10 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient forum.

            10.11 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

            10.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

            IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              Urohealth Systems, Inc.


                              By:   /s/ Kevin M. Higgins
                                    --------------------------------------------
                                    Name:  Kevin M. Higgins
                                    Title: Senior Vice President and
                                           General Counsel


                              Urohealth Acquisition Sub, Inc.


                              By    /s/ Kevin M. Higgins
                                    --------------------------------------------
                                    Name:  Kevin M. Higgins
                                    Title: Senior Vice President and
                                           General Counsel



                              Microsurge, Inc.


                              By:   /s/ E. James Hutchens
                                    --------------------------------------------
                                    Name:  E. James Hutchens
                                    Title: President and Chief Executive Officer



                                       49